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                       [Boole & Babbage Letterhead]

FOR RELEASE DECEMBER 10, 1996, AT 1:00 P.M. (PST)

Contact:     Arthur F. Knapp, Jr., CFO     Shelly Gordon, PR Manager
             Boole & Babbage, Inc.         Boole & Babbage, Inc.
             408/526-3333                  408/526-3430
             aknapp@boole.com              sgordon@boole.com
                                           http://www.boole.com

                 BOOLE & BABBAGE ACQUIRES MAXM SYSTEMS

                BOOLE & BABBAGE CONSOLIDATES LEADERSHIP
           IN DISTRIBUTED EVENT AND AVAILABILITY MANAGEMENT


San Jose, California - December 10, 1996 - Boole & Babbage, Inc. (NASDAQ:BOOL), today announced that it has reached an agreement to acquire MAXM Systems Corporation of McLean, VA, a privately-held $20 million supplier of event management software for distributed systems. The agreement, approved by the respective Boards of Directors, is subject to government regulatory approval and is expected to close in January 1997. The terms call for the issuance of up to 1,189,655 post-split shares of Boole & Babbage common stock currently valued at nearly $25 million. A majority of MAXM's shareholders have agreed to vote for the acquisition which will be accounted for as a pooling of interests.

The acquisition further enhances Boole & Babbage's position as the leading provider of highly scalable, wide-reaching Event and Availability Management products for distributed systems.

Boole & Babbage is committed to the support and enhancements that will enable MAXM users to meet their requirements. At the same time, technical interfaces will be made available to enable MAXM customers to take advantage of the advanced agent technology and other components of the Boole & Babbage product line.

                                    -more-

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BOOLE & BABBAGE ACQUIRES MAXM SYSTEMS...2

"With this acquisition, Boole & Babbage now has the knowledge, the resources and the critical mass to take Availability Management to a new level of sophistication that can yield benefits to our current and new customers," said Paul Newton, Boole & Babbage President and CEO. "With many of the world's largest banks, airlines, telephone carriers and outsourcing companies among our customers, Boole & Babbage is now positioned to extend its lead in the fast-growing Availability Management market."

"As a result of this transaction, MAXM customers can now take advantage of the broader service, support and engineering resources that have made Boole & Babbage the leader in this market," said Brendan Dawson, President and CEO of MAXM Systems. "In addition, they can look forward to significant value-added solutions that Boole & Babbage brings to the table."

"This acquisition strengthens Boole & Babbage's `framework friendly' approach by combining two companies that are focused at solving customers' distributed availability management needs," said Saverio Merlo, Senior Vice President of Marketing, Boole & Babbage. "While some other vendors continue to make wishful marketing promises of integrated suites, Boole & Babbage intends to continue to deliver real solutions to real problems for real customers."

"Our vision is to leverage the strengths of the two companies' products and at the same time add new exciting features that will enable users to express service level policies in business terms, make availability information more pervasive and directly collect end-to-end service time data," said James E.C. Black, Boole & Babbage Senior Vice President of Engineering. "With this acquisition, Boole & Babbage becomes the de facto standard in Distributed Availability Management."

Boole & Babbage is committed to continue to enhance the interoperability of its combined solutions with best-of-breed products from its long-term

                                    -more-

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BOOLE & BABBAGE ACQUIRES MAXM SYSTEMS...3

partners, including Remedy Corporation, Answer Systems, Help Systems, Peregrine Systems, Quintus Corporation, Software Artistry, IBM/Tivoli, Hewlett-Packard, Compaq and Microsoft.

The Company will conduct an investor conference call to discuss this acquisition on Wednesday, December 11, 1996 at 6:00 a.m. PST (9:00 a.m. EST). Parties interested in participating should call 312/864-5041 shortly before the scheduled time of the conference.

Boole & Babbage expects to take a one-time charge against its earnings as a result of the MAXM acquisition during the quarter in which the transaction is completed.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING TIMELY DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS, THE IMPACT OF COMPETITIVE PRODUCTS PARTICULARLY FROM LARGER COMPANIES WITH MORE RESOURCES, AND WORLDWIDE ECONOMIC CONDITIONS AS THEY AFFECT THE SPENDING INTENTIONS OF THE COMPANY'S CUSTOMERS, AS WELL AS THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING THE REPORT ON FORM 10-K FOR FISCAL 1995 AS WELL AS THE MOST RECENTLY FILED FORM 10-Q.

ABOUT BOOLE & BABBAGE:

Boole & Babbage is the worldwide leader in availability, performance and storage management solutions for distributed systems. Its Enterprise Automation solution set manages application availability from end-to-end, maximizing uptime and reducing operational costs for even the most complex IT enterprises. Through advanced interoperability with leading frameworks and a flexible architecture easily scaled to customer requirements, Boole & Babbage products provide a comprehensive systems management and automation solution for all applications, systems and networks--from the mainframe to the desktop. For more information on the acquisition, call 800/544-2152 or visit the company Web site at www.boole.com.


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Boole & Babbage is a registered trademark of Boole & Babbage, Inc.
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